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                                                                      EXHIBIT 18


                     [LETTERHEAD OF ARTHUR ANDERSEN LLP]


September 25, 1997


Delta Air Lines, Inc.
Post Office Box 20533
Atlanta, Georgia 30320-2533

Re:   Form 10-K Report for the Year Ended June 30, 1997






Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

As of March 31, 1997, the Company changed the date for measuring its benefit plan assets and liabilities from June 30 to March 31 as permitted by Statements of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions, No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and No. 112, "Employers' Accounting for Postemployment Benefits." According to the management of the Company, this change was made in order to obtain information necessary for the preparation of the financial statements on a more timely basis.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,

/S/ ARTHUR ANDERSEN LLP